Filed Pursuant to Rule 433
Registration Statement Nos. 333-103545-07 & 333-166301

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.  ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus
relating to the remarketing of

$280,825,000*
(*Using an exchange rate of $1.1950 = €1.00)

CLASS A-6 NOTES

SLM Student Loan Trust 2005-9
Issuing Entity

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

The remarketing agents are remarketing, on behalf of SLM Student Loan Trust 2005-9, the class A-6 notes (the “class A-6 notes”).  The class A-6 notes were originally issued by the trust on November 15, 2005.  If successfully remarketed on April 25, 2013, the class A-6 notes will have the following terms:

Class	Outstanding Principal Amount	Interest Rate	Price	Next Reset Date	Legal Maturity Date
Class A-6 Notes	$280,825,000	3-month LIBOR plus 0.55%	100%	N/A*	October 26, 2026
________________________
*  Absent a failed remarketing, there will be no subsequent reset dates for the class A-6 notes.

The class A-6 notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of this remarketing or the accuracy or adequacy of this free-writing prospectus. Any representation to the contrary is a criminal offense.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in SLM Corporation, the sponsor, administrator, servicer, depositor, any remarketing agent or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.
_________________ Remarketing Agents
Credit Suisse	Deutsche Bank Securities
________________ April 23, 2013

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Remarketing Prospectus Supplement, dated April 19, 2013 (the “remarketing prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the remarketing prospectus supplement.

Ratings of the Notes

It is a condition to the remarketing of the class A-6 notes that they be rated at least “AAAsf” by Fitch, Inc., also known as Fitch Ratings (“Fitch”),  “Aaa (sf)” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA- (sf)” by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2005-9
Issuing Entity

$280,825,000 Floating Rate Class A-6 Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator
_____________

Credit Suisse
Deutsche Bank Securities
Remarketing Agents
_____________

April 23, 2013